As filed with the Securities and Exchange Commission on June 27, 2018

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under The Securities Act of 1933

Loop Industries, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	27-2094706
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

480 Fernand-Poitras Terrebonne, Québec, Canada J6Y 1Y4

(450) 951-8555

(Address of principal executive offices, including zip code)

2017 Equity Incentive Plan

(Full title of the plan)

Daniel Solomita

President and Chief Executive Officer

Loop Industries, Inc.

480 Fernand-Poitras

Terrebonne, Quebec, Canada, J6Y 1Y4

(450) 951-8555

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Martin J. Waters, Esq. Megan J. Baier, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 1301 Avenue of the Americas New York, NY 10019 (212) 999-5800 (650) 493-9300	Frank Zitella Chief Financial Officer Loop Industries, Inc. 480 Fernand-Poitras Terrebonne, Quebec, Canada, J6Y 1Y4 (450) 951-8555

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer", "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2017 Equity Incentive Plan(2)	1,500,000	$10.44	$15,660,000	(3)	$1,949.67
TOTAL:	1,500,000		$15,660,000	(3)	$1,949.67

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the employee benefit plans described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Represents an automatic annual increase on March 1, 2018 to the number of shares of the Registrant’s common stock reserved for issuance under the 2017 Plan, which annual increase is provided for in the 2017 Plan.

(3)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $10.44 per share, which represents the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Stock Market on June 19, 2018.

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EXPLANATORY NOTE

This Registration Statement on Form S-8 registers additional shares of common stock of Loop Industries, Inc. (the Registrant) under the 2017 Equity Incentive Plan (the 2017 Plan). The number of shares of the Registrant’s common stock available for grant and issuance under the 2017 Plan is subject to an annual increase on the first day of each fiscal year beginning in fiscal year 2019, by an amount equal to the lesser of (i) 1,500,000 Shares, (ii) five percent (5%) of the outstanding shares on the last day of the immediately preceding Fiscal Year, or (iii) such number of shares determined by the Administrator (as defined in the 2017 Plan).

On March 1, 2018, the number of shares of the Registrant’s common stock available for grant and issuance under the 2017 Plan increased by 1,500,000 shares. This Registration Statement registers such additional shares of the Registrant’s common stock, which were available for grant and issuance under the 2017 Plan as of March 1, 2018.

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PART I

INFORMATION REQUIRED IN THE PROSPECTUS

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Annual Report on Form 10-K (File No. 000-54768) for the fiscal year ended February 28, 2018, filed with the Commission on May 14, 2018 (the “Annual Report”), including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A filed with the Commission on May 18, 2018, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2) The Registrant’s Current Reports on Form 8-K filed with the Commission on April 10, 2018 and June 22, 2018; and

(3) The description of the Registrant’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 000-54768) filed with the Commission on July 17, 2012, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Directors of the Company will not be personally liable for monetary damages to the Company for certain breaches of fiduciary duty as directors to the fullest extent allowable by Nevada law. Under Nevada law, subject to specified exceptions, or unless the articles of incorporation provide for greater individual liability, a director or officer is not individually liable to the company or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (a) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (b) his breach of those duties involved intentional misconduct, fraud, or a knowing violation of law. In appropriate circumstances, equitable remedies or non-monetary relief, such as an injunction, may remain available to a stockholder seeking redress from any such violation. The Company also has the obligation, pursuant to Company’s Bylaws and under indemnification agreements, to indemnify any officer or director of the Company to the fullest extent permitted under Nevada law.

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Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Exhibit Number	Filing Date
4.1	Articles of Incorporation, as amended to date	10-K	000-54768	3.1	5/30/2017
4.2	By-laws, as amended to date	8-K	000-54768	3.1	4/10/2018
4.3	Loop Industries, Inc. 2017 Equity Incentive Plan, and form of agreements thereunder	10-Q	000-54768	4.3	10/11/2017
5.1*	Opinion of Ballard Spahr LLP
23.1*	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Ballard Spahr LLP (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (included in the signature page to this Registration Statement)

*	Filed herewith.

Item 9. Undertakings.

(A)	The undersigned Registrant hereby undertakes that:

(1)	It will file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

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Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Terrebonne, Province of Quebec, Canada on the 27th day of June, 2018.

LOOP INDUSTRIES INC.

By:	/s/ Daniel Solomita
Daniel Solomita
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel Solomita and Frank Zitella, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments) of Loop Industries, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel Solomita	Chief Executive Officer, President and Director (principal executive officer)	June 27, 2018
Daniel Solomita

/s/ Frank Zitella	Chief Financial Officer and Treasurer (principal accounting officer and principal financial officer)	June 27, 2018
Frank Zitella

/s/ Shaun Higgins	Director	June 27, 2018
Shaun Higgins

/s/ Leslie Murphy	Director	June 27, 2018
Leslie Murphy

/s/ Laurence Sellyn	Director	June 27, 2018
Laurence Sellyn

/s/ Jay Stubina	Director	June 27, 2018
Jay Stubina

	Director	June 27, 2018
Donald Danks

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